CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated May 8, 2006, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-47490 and 811-6643) of Dreyfus New Jersey Intermediate Municipal Bond Fund.

ERNST & YOUNG LLP

New York, New York July 25, 2005